Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

CABELA’S INC. ANNOUNCES RESIGNATION OF BOARD MEMBER

SIDNEY, Neb. (January 23, 2009) – Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter®of hunting, fishing and outdoor gear, announced today that Stephen P. Murray resigned from the Board of Directors effective January 20, 2009.

Mr. Murray joined the Board of Directors in December 2005.  During his tenure, Mr. Murray served as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

“Steve advised us that he had long planned to step down from the Board by the end of his current term in view of his other extensive business commitments,” said Dennis Highby, Cabela’s President and Chief Executive Officer.  “On behalf of the entire Board of Directors, I would like to thank Steve for his many positive contributions, not only as a member of the Board but also as a supporter of Cabela’s for many years.  We thank him for his dedicated service and wish him well in his future endeavors.”

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world’s largest direct marketer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®.  Through Cabela’s growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.  Cabela’s stock is traded on the New York Stock Exchange under the symbol “CAB”.

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